Exhibit 99.1

Virtu Financial, Inc. Appoints Christopher C. Quick and Michael T. Viola to Board of Directors

NEW YORK, April 11, 2016  (GLOBE NEWSWIRE) — Virtu Financial, Inc. (Nasdaq: VIRT), a global technology enabled market maker, today announced that it has appointed Christopher C. Quick and Michael T. Viola to its Board of Directors effective immediately.  Mr. Quick will be a member of the company’s Audit Committee.

Mr. Quick has more than 30 years of experience in the securities and financial services industries. He is the former CEO of Banc of America Specialist, Inc., a wholly-owned subsidiary of Bank of America Corporation and member firm of the NYSE. He is also a past Vice Chairman of Global Wealth and Investment Management with Bank of America, and a former board member of NYSE and KCG Holdings, Inc.

Vinnie Viola, Virtu’s Executive Chairman of the Board, said: “Chris’s broad experience in the market making business and the financial services industry generally will add a valuable perspective to our Board of Directors.  We appreciate his commitment to serve and look forward to benefiting from his insight and judgment. “

Mr. Quick added: “I am pleased to join Vinnie, Doug Cifu and the rest of the directors during this exciting time in Virtu’s history and in the evolution of financial markets.”

Mr. Michael Viola previously served as a senior trader at Virtu, focused on foreign exchange products and global commodities.  Mr. Viola currently serves as the President of the Viola family’s private investment office, located in New York City.  In addition, Mr. Viola is a member of the board of directors of Independent Bank Group, Inc., which he joined in February 2013.

The appointments of Mr. Quick and Mr. Viola fill vacancies resulting from the recent resignations of Mr. Michael Bingle and Mr. Joseph Osnoss, each of whom is a managing director of Silver Lake Partners.  Mr. Bingle and Mr. Osnoss each resigned from Virtu’s board in connection with Silver Lake Partners’ disposition of its investment in Virtu.

About Virtu Financial, Inc.

Virtu is a leading technology-enabled market maker and liquidity provider to the global financial markets. We stand ready, at any time, to buy or sell a broad range of securities and other financial instruments, and we generate revenue by buying and selling securities and other financial instruments and earning small amounts of money on individual transactions based on the difference between what buyers are willing to pay and what sellers are willing to accept, which we refer to as “bid/ask spreads,” across a large volume of transactions. We make markets by providing quotations to buyers and sellers in more than 12,000 securities and other financial instruments on more than 230 unique exchanges, markets and liquidity pools in 35 countries around the world. We believe that our broad diversification, in combination with our proprietary technology platform and low-cost structure, enables us to facilitate risk transfer between global capital markets participants by supplying liquidity and competitive pricing while at the same time earning attractive margins and returns.